Exhibit 12.1

Bank of the Ozarks, Inc.

Statement Regarding Computation of Ratios of Earnings to Fixed Charges

(Dollars in thousands)

Including Interest on Deposits:

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Earnings:
Add:
Pretax income before minority interest (1)	$34,654	$35,017	$46,191	$45,111	$45,448	$37,913	$30,302
Fixed charges	66,398	75,742	100,732	85,532	44,821	24,798	20,251
Amortization of capitalized interest (4)	33	22	33	20	13	11	9
Subtract:
Capitalized interest	800	1,029	1,314	982	446	144	93

Total Earnings	$100,285	$109,752	$145,642	$129,681	$89,836	$62,578	$50,469

Fixed Charges:
Interest expense	65,552	74,661	99,352	84,478	44,305	24,608	20,115
Interest capitalized	800	1,029	1,314	982	446	144	93
Debt premium / discounts (2)	—	—	—	—	—	—	—
Estimated interest within rent expense (3)	46	52	66	72	70	46	43
Preferred dividend requirements	—	—	—	—	—	—	—

Total Fixed charges	$66,398	$75,742	$100,732	$85,532	$44,821	$24,798	$20,251

Ratio of Earnings to Fixed Charges	1.51x	1.45x	1.45x	1.52x	2.00x	2.52x	2.49x

Excluding Interest on Deposits:
	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Earnings:
Add:
Pretax income before minority interest (1)	$34,654	$35,017	$46,191	$45,111	$45,448	$37,913	$30,302
Fixed charges	16,084	11,632	17,592	20,187	13,507	8,002	7,200
Amortization of capitalized interest (4)	33	22	33	20	13	11	9
Subtract:
Capitalized interest	800	1,029	1,314	982	446	144	93

Total Earnings	$49,971	$45,642	$62,502	$64,336	$58,522	$45,782	$37,418

Fixed Charges:
Interest expense	65,552	74,661	99,352	84,478	44,305	24,608	20,115
Less: deposit interest	(50,314)	(64,110)	(83,140)	(65,345)	(31,314)	(16,796)	(13,051)
Interest capitalized	800	1,029	1,314	982	446	144	93
Debt premium / discounts (2)	—	—	—	—	—	—	—
Estimated interest within rent expense (3)	46	52	66	72	70	46	43
Preferred dividend requirements	—	—	—	—	—	—	—

Total Fixed charges	$16,084	$11,632	$17,592	$20,187	$13,507	$8,002	$7,200

Ratio of Earnings to Fixed Charges	3.11x	3.92x	3.55x	3.19x	4.33x	5.72x	5.20x

(1)	Differences between earnings from equity investees and distributed income from equity investees are not significant. Also, minority interest for each of the above periods is not significant. Accordingly, management is using pretax earnings in calculating the fixed charge ratio.
(2)	Any discount or premium on debt is included in interest expense.
(3)	Estimated to be approximately 10 percent of rent expense.
(4)	Estimated based on the percentage of interest included in capitalized costs and annual depreciation amounts.